Exhibit 14

                        Consent of Deloitte & Touche LLP









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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Maxim Series Fund, Inc. on Form N-14 of our report dated December 4, 2003 for Orchard Series Fund (including Orchard DJIASM Index Fund, Orchard Index 600 Fund, Orchard Money Market Fund, Orchard Nasdaq-100 Index(R) Fund, and Orchard S&P 500 Index(R) Fund) (collectively, the "Trust") and of our report dated February 7, 2003 for Maxim Index 600 of Maxim Series Fund, Inc. ("Maxim Index 600"), appearing in the Annual Report of the Trust for the year ended October 31, 2003 and of Maxim Index 600 for the year ended December 31, 2002 in the Statement of Additional Information, which is part of this Registration Statement.




Deloitte & Touche LLP

Denver, Colorado
December 22, 2003